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                                                                EXHIBIT (a)(10)

               Form of Press Release Announcing the Tender Offer

InfoSpace Announces Employee Option Exchange Program

BELLEVUE, Wash. (October 29, 2001) - InfoSpace, Inc. (NASDAQ: INSP), a provider of wireless and Internet software and application services, today announced an option exchange program that is intended to reduce the total number of outstanding stock options and provide a more meaningful form of equity compensation for retaining and motivating employees.

InfoSpace will offer eligible employees the opportunity to exchange outstanding unexercised options from the February 6, 2001 special option grant program under the InfoSpace, Inc. Restated 1996 Flexible Stock Incentive Plan and the InfoSpace, Inc. 2001 Option Plan, and option grants made to new employees hired after February 6, 2001 with a per share exercise price equal to or greater than $3.00. For every four eligible option shares surrendered, the exchange allows participating employees to receive one share of restricted stock that will vest quarterly over the next two years. In connection with the exchange, Participating Eligible Employees also will be required to surrender all of their other outstanding options with exercise prices equal to or greater than $3.00 per share.

If all eligible employees participate, shares subject to outstanding employee stock options and awards would be reduced by approximately 50 million shares. Additionally, InfoSpace has reserved approximately 8 million shares of restricted stock which, if the exchange offer is completed, will be used to make discretionary supplemental grants to certain employees that participate in the exchange or are not eligible to participate. InfoSpace may choose not to complete the exchange offer if the options tendered in the exchange represent less than 95% of the eligible options.

"The foundation of InfoSpace's success has always been its team of employees. Motivating and retaining our employees is critical to our long-term success," said Ed Belsheim, President and Chief Operating Officer of InfoSpace.

InfoSpace will record an expense on the date of grant based on the restricted stock's value. This will be expensed as a compensation expense as the restricted stock vests. Eligible options that are not exchanged in this offer may be treated as variable awards for accounting purposes.

About InfoSpace, Inc.
InfoSpace, Inc. (NASDAQ: INSP) provides an integrated technology platform and suite of applications that enable partners to deliver consumer and commerce services across the Internet to any device over current and next-generation wireless, broadband and narrowband networks. The Company's array of products includes consumer services, such as communication, entertainment, gaming and speech applications, as well as commerce services, including payments and shopping. Together, the InfoSpace platform and applications comprise a highly flexible and scalable end-to-end solution that can be rapidly deployed under a partner's brand. InfoSpace's partners and affiliates include leading companies worldwide, including Verizon, AT&T Wireless, Cingular Wireless, ALLTEL, Virgin Mobile, Charles Schwab, Intel, Lucent, Nortel, AOL, Microsoft, Lycos, National Discount Brokers and Bloomberg, among others.

CONTACTS:
Joni Hanson
Senior Vice President, Investor Relations and Communications
InfoSpace, Inc.
(425) 201-6100
jhanson@infospace.com

or

Nicole Knowles
Director, Investor Relations
InfoSpace, Inc.
(425) 201-8930
nknowles@infospace.com

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This release contains forward-looking statements relating to the development of
InfoSpace, Inc.'s products and services and future operating results, including statements regarding the proposed restricted stock exchange, that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The words "believe," "expect," "intend," "anticipate," variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect InfoSpace's actual results include the effect of the restricted stock program on motivation and retention of our employees, progress and costs of the development of our products and services and the timing of market acceptance of those products and services. A more detailed description of certain factors that could affect actual results include, but are not limited to, those discussed in InfoSpace's Annual Report on Form 10-K, in the section entitled "Factors Affecting Our Operating Results, Business Prospects and Market Price of Stock." Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. InfoSpace undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

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